Exhibit 10.1

FIRST AMENDMENT TO AGREEMENT

This First Amendment (the “Amendment”) to the Stock Purchase Agreement between Lighter Than Air Systems Corp. (“LTAS”), Felicia Hess (“FHess”) and Kevin Hess (“KHess”) and World Surveillance Group Inc. (“WSGI”) is effective on this 31st day of December, 2013 ("Effective Date"), and is entered into by and between LTAS, a Florida corporation with offices at 11653 Central Parkway, Jacksonville, FL 32224, FHess and KHess, each with an address at 11653 Central Parkway, Jacksonville, FL 32224, and WSGI, a Delaware corporation with offices at State Road 405, Building M6-306A, Room 1400, Kennedy Space Center, FL 32815.

WHEREAS, LTAS, FHess, KHess and WSGI entered into that certain Stock Purchase Agreement dated March 28, 2013 (the “Agreement”), all of the terms of which have not been fulfilled (the “Original Deal”).

WHEREAS, LTAS, FHess, KHess and WSGI now desire to replace the Original Deal with a new deal the terms of which may be completely fulfilled (the “New Deal”).

WHEREAS, this Amendment contemplates a tax-free merger of LTAS with and into WSGI in a reorganization pursuant to Code 368(a)(1)(A) and both LTAS and WSGI will treat the New Deal in such way.  The New Deal is a non-cash transaction.  No cash from WSGI is provided to Seller for purposes of reorganization

WHEREAS, LTAS, FHess, KHess and WSGI now desire to amend the terms of the Agreement as more particularly set forth below:

NOW, THEREFORE, in consideration of the mutual promises and consideration contained herein, the parties agreed as follows:

1.           The terms “Contracting Party,” “Earn-out Customers,” “Earn-out Payment(s),” “Gross Revenue” and “Installment Payment” shall hereby be deleted in their entirety from Section 1.01(b) of the Agreement.

2.           Section 2.01(a) of the Agreement is hereby amended and restated in its entirety and shall hereafter be and read as follows:  “Upon the terms and subject to the conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares for a purchase price (the “Purchase Price”) of 45,000,000 shares of Buyer Stock (the “Buyer Shares”), subject to the adjustments set forth below in Section 2.04.  The Purchase Price shall be paid as provided in Section 2.01(b) of this Agreement.”

3.           Section 2.01(b) of the Agreement is hereby amended and restated in its entirety and shall hereafter be and read as follows: “Upon the Effective Date of the First Amendment to Agreement, Seller shall transfer over to Buyer the 25,000,000 shares of Buyer Stock (the “Original Shares”) that it received pursuant to the Agreement (including to avoid doubt, the 7,500,000 shares of Buyer Stock being held in escrow pursuant to the Escrow Agreement).  Following receipt by Buyer of the Original Shares and the cancellation of such Original Shares by Buyer’s transfer agent on the stock records of Buyer, Buyer shall deliver to (i) the Escrow Agent (copy to Seller) a copy of instructions to its transfer agent for the issuance of a stock certificate or DRS statement to the Escrow Agent for 7,500,000 shares of Buyer Stock, registered in the name of Seller to be held by the Escrow Agent in accordance with the Escrow Agreement, and (ii) Seller a copy of instructions to its transfer agent for the issuance of a stock certificate or DRS statement to Seller for 37,500,000 shares of Buyer Stock, registered in the name of Seller.

4.           Section 2.01(c) of the Agreement is hereby deleted in its entirety.

5.           The last sentence of Section 2.03(d) of the Agreement is hereby amended and restated in its entirety and shall hereafter be and read as follows: “Any fees allocated to Buyer or Seller in accordance with this Section shall be paid in cash within five (5) Business Days after such fees are due; provided, that if Seller fails to make such payment when due, Buyer may pay such fees and seek reimbursement thereof from the Escrow Agent pursuant to the terms of the Escrow Agreement and Seller and Buyer hereby agree to issue joint written instructions to the Escrow Agent providing for the delivery by the Escrow Agent to Buyer of a number of Escrow Shares having a Fair Market Value in the aggregate equal to the amount of such costs and expenses unpaid by Seller.”

6.           Section 2.04(a) of the Agreement is hereby amended and restated in its entirety and shall hereafter be and read as follows: “Intentionally Omitted.”

7.           Section 2.04(c) of the Agreement is hereby amended and restated in its entirety and shall hereafter be and read as follows: “Any payments required pursuant to Section 2.04(b) to be made by Seller shall be made either by Seller paying any such amount to Buyer within ten (10) Business Days after the Excess Debt has been determined pursuant to the terms hereof or, at Seller’s election, by delivery by the Escrow Agent to Buyer of a number of Escrow Shares having a Fair Market Value in the aggregate equal to the amount of such Excess Debt.”

8.           Section 2.06(b) of the Agreement is hereby amended and restated in its entirety and shall hereafter be and read as follows: “Seller, KHess and Buyer expressly agree that the Escrow Shares (i) shall be security for such indemnity obligations and other payments owing by Seller or KHess under this Agreement, subject to the limitations and in the manner provided for herein, and (ii) are subject to release to the Buyer, the Buyer Indemnified Parties or Seller upon the terms set forth herein and in the Escrow Agreement.”

9.           The first sentence of Section 2.06(c) is hereby amended and restated in its entirety and shall hereafter be and read as follows: “In addition to making claims or issuing joint written instructions to the Escrow Agent under Sections 2.03 and 2.04 of this Agreement, at any time prior to the termination of the Escrow Agreement, Buyer may make claims against the Escrow Shares in accordance with the procedures set forth in this Section 2.06 or Sections 10.03 and 10.04 hereof.”

10.           The second sentence of Section 2.06(d) is hereby amended and restated in its entirety and shall hereafter be and read as follows: “The Buyer and Seller shall promptly but in no event later than five (5) Business Days after such Objection is received by Buyer, issue joint written instructions to the Escrow Agent to release to Buyer from the Escrow a number of Escrow Shares having a Fair Market Value in the aggregate equal to, the amount specified in the Notice of Claim that is not being disputed.”

11.           The first sentence of Section 2.06(e) is hereby amended and restated in its entirety and shall hereafter be and read as follows: “If Seller fails to deliver an Objection by 5:00 p.m. EST on the fifteenth (15th) day following the receipt by Seller of a Notice of Claim, its failure to timely so object shall constitute a final and binding acceptance of the Notice of Claim by the Seller, and Seller and Buyer shall deliver joint written instructions to the Escrow Agent that Escrow Shares having a Fair Market Value in the aggregate equal to the entire amount of the Notice of Claim are to be released to Buyer from the Escrow (up to the maximum number of Escrow Shares being held in Escrow by the Escrow Agent pursuant thereto).”

12.           The last sentence of Section 2.06(f) of the Agreement is hereby deleted in its entirety.

13.           The last sentence of Section 7.01 of the Agreement is hereby deleted in its entirety.

14.           Section10.02(d) of the Agreement is hereby amended and restated in its entirety and shall hereafter be and read as follows: “Buyer's claims for indemnification pursuant to this Article X may be (but without prejudice to its rights to proceed directly against Seller or KHess should it, in its sole discretion, choose to do so) satisfied from Escrow Shares deposited pursuant to Sections 2.02(b) and 2.06 hereof and held in escrow pursuant to the Escrow Agreement, provided, however, that if any Escrow Shares are delivered to Buyer, in full satisfaction of an indemnification claim of Buyer hereto, such indemnification recovery shall be the exclusive remedy for any such particular indemnification claim.”

15.           Section 10.02(e) of the Agreement is hereby amended and restated in its entirety and shall hereafter be and read as follows: “Any indemnification payments made by any Party hereto pursuant to Section 2.06 or this Section 10.02 shall be treated by the Parties as adjustments to the Purchase Price for all purposes.”

16.           Section 10.03(b) of the Agreement is hereby amended and restated in its entirety and shall hereafter be and read as follows: “If the indemnification involves a third party claim, the procedures set forth in Section 10.04 hereof shall be observed by the Indemnified and Indemnifying Parties. If the indemnification involves a claim and the Indemnified Parties are seeking recovery from the Escrow, the procedures set forth in Section 2.06 shall be observed by the Indemnified and Indemnifying Parties.”

17.           Section 10.03(d) of the Agreement is hereby amended and restated in its entirety and shall hereafter be and read as follows: “Upon determination of the amount of a Notice of Claim that is binding on both the Indemnifying Party and the Indemnified Party pursuant to subsection (c) above, or pursuant to the written agreement of the Parties, or pursuant to a final judgment obtained by an Indemnified Party with respect thereto, the amount of such Notice of Claim shall be paid by the Indemnifying Party (or the Escrow Agent if Seller is the Indemnifying Party and the Escrow Agreement is still in effect and there are Buyer Shares in escrow) no later than five (5) Business Days after the date such amount is determined or agreed.”

18.           Except as provided in this Amendment, all terms used in this Amendment that are not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.

19.           This Amendment embodies the entire agreement between LTAS, FHess, KHess and WSGI with respect to the amendment of the Agreement. In the event of any conflict or inconsistency between the provisions of the Agreement and this Amendment, the provisions of this Amendment shall control and govern.

20.           Except as specifically modified and amended herein, all of the terms, provisions, requirements and specifications contained in the Agreement remain in full force and effect. Except as otherwise expressly provided herein, the parties do not intend to, and the execution of this Amendment shall not, in any manner impair the Agreement, the purpose of this Amendment being simply to amend and ratify the Agreement, as hereby amended and ratified, and to confirm and carry forward the Agreement, as hereby amended, in full force and effect.

21.           This Amendment shall be construed and governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, LTAS, FHess, KHess and WSGI have executed and delivered this Amendment effective as of the Effective Date.

LIGHTER THAN AIR SYSTEMS CORP.	WORLD SURVEILLANCE GROUP INC.
By: /s/ Felicia Hess	By: /s/ Glenn D. Estrella
Name: Felicia Hess	Name: Glenn D. Estrella
Title: President	Title: President and Chief Executive Officer
/s/ Felicia Hess Felicia Hess	/s/ Kevin Hess Kevin Hess